EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

dated as of January 27, 2015

by and among

IZEA, INC., a Nevada corporation,

EBYLINE, INC., a Delaware corporation

and

THE STOCKHOLDERS OF EBYLINE, INC.
LISTED ON THE SIGNATURE PAGES HERETO

Page

ARTICLE I	PURCHASE AND SALE 1

Section 1.1 Purchase and Sale of the Shares	1

Section 1.2 Closing	6

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS 7

Section 2.1 Corporate Organization, Etc	7

Section 2.2 Capitalization	7

Section 2.3 Company Subsidiaries	8

Section 2.4 Authority Relative to this Agreement	8

Section 2.5 Consents and Approvals; No Violations	8

Section 2.6 Financial Statements	9

Section 2.7 No Undisclosed Liabilities	10

Section 2.8 Absence of Certain Changes	10

Section 2.9 Compliance with Law	10

Section 2.10 Material Contracts	11

Section 2.11 Permits	12

Section 2.12 Litigation	12

Section 2.13 Taxes	12

Section 2.14 Title to Properties; Sufficiency of Assets	14

Section 2.15 Intellectual Property	15

Section 2.16 Insurance	16

Section 2.17 Environmental Matters	17

Section 2.18 Employee and Labor Matters	18

Section 2.19 Employee Plans	18

Section 2.20 Brokers and Finders	20

Section 2.21 Stockholder Vote Required	20

Section 2.22 Absence of Questionable Payments	20

Section 2.23 Books and Records	21

Section 2.24 Bank Accounts; Powers of Attorney	21

Section 2.25 Customers and Suppliers	21

Section 2.26 Accounts Receivable	21

Section 2.27 Certain Transactions	21

Section 2.28 Reliance	22

Section 2.29 Disclosure	22

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS 22

Section 3.1 Ownership of Shares	22

Section 3.2 Authority Relative to this Agreement	22

i

(continued)

Section 3.3 Consents and Approvals; No Violations	22

Section 3.4 Litigation	23

Section 3.5 Brokers and Finders	23

Section 3.6 Investment Representations	23

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER 25

Section 4.1 Corporate Organization, Etc	25

Section 4.2 Capitalization	25

Section 4.3 Authority Relative to this Agreement	25

Section 4.4 Consents and Approvals; No Violations	26

Section 4.5 Litigation	26

Section 4.6 Brokers and Finders	26

Section 4.7 Sufficient Funds	27

Section 4.8 SEC Filings; Financial Statements	27

Section 4.9 Absence of Certain Changes or Events	27

Section 4.10 Reliance	27

Section 4.11 Disclosure	28

ARTICLE V	COVENANTS 28

Section 5.1 Conduct of the Business of the Company Pending the Closing	28

Section 5.2 Access to Information	30

Section 5.3 Disclosure Supplements	30

Section 5.4 Consents and Approvals	30

Section 5.5 Filings	30

Section 5.6 Further Assurances	31

Section 5.7 Continuation of Scripps Arrangement	31

Section 5.8 Conduct of the Business of the Buyer Pending the Closing	31

ARTICLE VI	ADDITIONAL AGREEMENTS 32

Section 6.1 Acquisition Proposals	32

Section 6.2 Public Announcements	32

Section 6.3 Indemnification	33

Section 6.4 Notification of Certain Matters	37

Section 6.5 Non-Competition	37

Section 6.6 Employee Matters	39

Section 6.7 Tax Covenants	40

Section 6.8 Stockholders’ Agent	42

Section 6.9 Rule 144	44

Section 6.10 Company Location	44

ii

(continued)

ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE 44

Section 7.1 Conditions to Each Party’s Obligations to Effect the Stock Purchase	44

Section 7.2 Conditions to the Obligations of Buyer	44

Section 7.3 Conditions to the Obligations of the Company and the Stockholders	46

Section 7.4 Closing Deliveries	46

ARTICLE VIII	TERMINATION 46

Section 8.1 Termination by Mutual Agreement	46

Section 8.2 Termination by either the Buyer or Company	47

Section 8.3 Termination by the Company	47

Section 8.4 Termination by the Buyer	47

Section 8.5 Effect of Termination and Abandonment	47

ARTICLE IX	MISCELLANEOUS 48

Section 9.1 Entire Agreement; Assignment	48

Section 9.2 Notices	48

Section 9.3 Governing Law; Waiver of Jury Trial	49

Section 9.4 Expenses	50

Section 9.5 Descriptive Headings	50

Section 9.6 Parties in Interest	50

Section 9.7 Severability	50

Section 9.8 Specific Performance	51

Section 9.9 Counterparts	51

Section 9.10 Interpretation	51

Section 9.11 Amendment and Modification; Waiver	51

Section 9.12 Legal	52

Section 9.13 Definitions	52

INDEX OF EXHIBITS
Exhibit A-1:    Employment Agreement with William Momary Jr.
Exhibit A-2:    Employment Agreement with Allen Narcisse
Exhibit B:    Budgeted Expenses

iii

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 27, 2015, is by and among IZEA, Inc., a Nevada corporation (“Buyer”), Ebyline, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Certain capitalized terms used herein are defined in Section 9.13.
RECITALS
WHEREAS, the Company is engaged in the business of providing comprehensive custom content solutions through its platform for brands and publishers;
WHEREAS, as of the date of this Agreement, the issued and outstanding shares of the capital stock of the Company consist of 2,056,531 shares of common stock, par value $0.001 per share (the “Common Stock”), 543,155 shares of series A preferred stock, par value $0.001 per share (the “Series A Preferred Stock”), and 1,412,429 shares of series A-1 preferred stock, par value $0.001 per share (the “Series A-1 Preferred Stock” and, together with the Common Stock and Series A Preferred Stock, the “Shares”);
WHEREAS, as of the date hereof, the Stockholders own all of the Shares; and
WHEREAS, the parties desire to enter into this Agreement to provide for the acquisition by the Buyer of the Company through the purchase by the Buyer from the Stockholders of all of the Shares.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, the Stockholders agree to sell to the Buyer, and the Buyer agrees to purchase from the Stockholders, all of the Shares at the Closing (the “Stock Purchase”). The purchase price (the “Purchase Price”) for the Shares is up to $8,850,000, payable, and subject to adjustment as set forth below and offset as provided in Section 6.3(a), as follows:
(a)The Buyer shall deliver to the Stockholders at Closing (in accordance with the allocation set forth in Section 1.2(b) of the Company Disclosure Schedule) a cash payment in the amount of $1,200,000 (the “Closing Cash Payment”).
(b)The Buyer shall deliver to Scripps Media, Inc. (“Scripps”) and to the Stockholders’ Agent, on behalf of the Stockholders other than Scripps, on the date that is six (6) months after the date of the Closing (in accordance with the allocation set forth in Section 1.2(b)

of the Company Disclosure Schedule) such number of shares of Common Stock, par value $0.0001 per share, of the Buyer (the “Buyer Common Stock”), valued at $250,000 pursuant to Section 1.1(g) below (the “Six-Month Stock Issuance”).
(c)The Buyer shall deliver to Scripps and the Stockholders’ Agent, on behalf of the Stockholders other than Scripps (in accordance with the allocation set forth in Section 1.2(b) of the Company Disclosure Schedule), an additional $1,900,000 in consideration in two equal installments of $950,000 each on the first and second anniversaries of the date of the Closing; provided, however, that, if the Company’s final 2014 revenue is below $8,000,000 (as projected by the Company), the foregoing annual payments shall be reduced proportionally by a percentage based on the actual amount of 2014 revenue relative to such $8,000,000 projected amount. The annual consideration shall be paid by the Buyer in the form of cash or shares of Buyer Common Stock, as determined by the Buyer in its sole discretion (the “Annual Cash/Stock Payments”).
(d)The Buyer shall deliver to Scripps and the Stockholders’ Agent, on behalf of the Stockholders other than Scripps, an additional performance payment of up to $5,500,000 (in accordance with the allocation set forth in Section 1.2(b) of the Company Disclosure Schedule) based upon the Company (on a stand-alone basis) meeting the revenue criteria below for each of the three years ending December 31, 2015, 2016 and 2017 (each, a “Measuring Period” and, collectively, the “Measuring Periods”) and subject to the continued employment of at least one of the Principal Stockholders (the “Performance Payments”).
(i)Fiscal Year 2015. For the year ending December 31, 2015, for achieving Content-Only Revenue of not less than $17,000,000 (“Year 1 Revenue Target”), the Buyer shall deliver to the Stockholders’ Agent an amount equal to $1,800,000 in the form of at least $900,000 in cash and the remaining $900,000 in the form of cash and/or shares of Buyer Common Stock at the Buyer’s discretion; provided, however, that, if such revenue is less than the Year 1 Revenue Target, the Buyer shall still pay the following reduced Performance Payments to Scripps and the Stockholders’ Agent according to the schedule set forth below if the Company’s 2015 Content-Only Revenue is equal to or in excess of 90% of such Year 1 Revenue Target (with at least 50% of such amounts payable in cash). The Company’s total revenue, including gross platform billings, from January 1, 2015 through the Closing Date shall be included in the calculation of Content-Only Revenue for the year ending December 31, 2015.

% of Year 1 Revenue Target Achieved by the Company	% of Performance Payment Paid by the Buyer	Year 1 Performance Payment Received by the Stockholders (at least 50% payable in cash)
90%	90%	$1,620,000
95%	95%	$1,710,000
100%	100%	$1,800,000

(ii)Fiscal Year 2016. For achieving Content-Only Revenue of not less than $27,000,000 in the year ending December 31, 2016 (“Year 2 Revenue Target”), the Buyer shall deliver to Scripps and the Stockholders’ Agent an amount equal to $1,800,000 in the form of cash and/or shares of Buyer Common Stock at the Buyer’s discretion; provided, however, that, if such revenue is less than the Year 2 Revenue Target, the Buyer shall still pay the following reduced Performance Payments to Scripps and the Stockholders’ Agent according to the schedule set forth below if the Company’s 2016 Content-Only Revenue is equal to or in excess of 90% of such Year 2 Revenue Target.

% of Year 2 Revenue Target Achieved by the Company	% of Performance Payment Paid by the Buyer	Year 2 Performance Payment Received by the Stockholders
90%	60%	$1,080,000
95%	75%	$1,350,000
100%	100%	$1,800,000
(iii)Fiscal Year 2017. For achieving Content-Only Revenue of not less than $32,000,000 in the year ending December 31, 2017 (“Year 3 Revenue Target” and, together with Year 1 Revenue Target and Year 2 Revenue Target, the “Revenue Targets”), the Buyer shall deliver to Scripps and the Stockholders’ Agent an amount equal to $1,900,000 in the form of cash and/or shares of Buyer Common Stock at the Buyer’s discretion; provided, however, that, if such revenue is less than the Year 3 Revenue Target, the Buyer shall still pay the following reduced Performance Payments to Scripps and the Stockholders’ Agent according to the schedule set forth below if the Company’s 2017 Content-Only Revenue is equal to or in excess of 90% of such Year 3 Revenue Target.

% of Year 3 Revenue Target Achieved by the Company	% of Performance Payment Paid by the Buyer	Year 3 Performance Payment Received by the Stockholders
90%	60%	$1,140,000
95%	75%	$1,425,000
100%	100%	$1,900,000
(iv)The Buyer shall submit to Scripps and the Stockholders’ Agent, within ninety (90) days after the close of each Measuring Period (but in no event sooner than the filing of the Buyer’s annual report on Form 10-K with the SEC for each of the applicable fiscal years 2015, 2016 and 2017; provided, however, the Buyer shall make such submission to the Stockholders’ Agent no later than ninety (90) days even if the Buyer has not filed its Form 10-K), a written calculation, certified by the Buyer’s Chief Financial Officer, setting forth in reasonable detail (i) the calculation of the Company’s Content-Only Revenue for the applicable Measuring Period then ended, (ii) the total Performance Payments payable hereunder in respect of such revenue, and (iii) the allocation of such total Performance Payments as between a payment in cash and shares of Buyer Common Stock; and, to the extent that such calculation shall indicate that any Performance Payments are due to the Stockholders, such calculation shall be accompanied by a wire transfer of immediately available funds or by certified or official bank check in the amount of the applicable cash payment and stock certificates representing the applicable Buyer Common Stock payment.

Each of Scripps and the Stockholders’ Agent and their Representatives shall, at all times during normal business hours, have the right (notwithstanding receipt and acceptance of any Performance Payments) to inspect the Buyer’s and/or the Company’s books and records to verify the Company’s Content-Only Revenue. To the extent that any calculation of Content-Only Revenue or Performance Payments due for any of the Measuring Period as calculated by Scripps and the Stockholders’ Agent shall differ from the calculation thereof made by the Buyer, and the parties are unable to resolve such discrepancy within thirty (30) days following the Stockholders’ Agent’s delivery of their calculation to the Buyer, then such dispute shall be submitted to final and binding arbitration in accordance with Section 1.1(d)(xi) below, with any additional Performance Payments to be made within thirty (30) days following the rendering of the arbitration decision; provided, however, that any claim hereunder must be brought, if at all, within forty-five (45) days after receipt of the Buyer’s calculations of the Company’s Content-Only Revenue and Performance Payments due for the applicable Measuring Period.
(v)For purposes of this Section 1.1(d), the Company’s Content-Only Revenue shall be calculated separately for each Measuring Period, and there shall be no carryforward or carryback from any Measuring Period to any other Measuring Period of any excess or shortfall of Content-Only Revenue. Any portion of any Performance Payment for any Measuring Period which is not earned in such Measuring Period in accordance herewith shall not be reallocated to any other Measuring Period.
(vi)In the event that, at any time during which the Stockholders shall remain eligible to receive any Performance Payments pursuant to this Section 1.1(d), the employment of one or both of the Principal Stockholders is terminated by the Buyer, during any Measuring Period, Without Cause (as such term is defined in the Employment Agreements), then, regardless of any failure to achieve the requisite Revenue Target in such or any subsequent Measuring Periods, the Stockholders shall be entitled to receive, as and when same would otherwise first become payable hereunder, the full Performance Payment for such Measuring Period and all subsequent Measuring Periods.
(vii)The Buyer hereby agrees to put in place, as it deems appropriate, accounting procedures such that the Company’s Content-Only Revenue can be measured separately from the other operations of the Buyer on a going-forward basis (including by way of making Content-Only Revenue a separate opportunity type in the IZEAx platform and creation of a separate revenue account within the Buyer’s chart of accounts).
(viii)The Buyer shall use its commercially reasonable efforts to enable the Company to achieve the Revenue Targets (consistent with the business available to it), subject only to the exercise by the Buyer’s Board of Directors of its good faith business judgment and fiduciary duties. From the Closing until the end of the Measuring Periods, the day-to-day management of the Content-Only Revenue business shall be conducted by the Principal Stockholders, provided that they comply with the reporting and other duties set forth in Section 2 of their respective Employment Agreement.
(ix)The Buyer shall fund the Company in accordance with the budgeted expenses relating to staffing, salary, salary taxes, benefits, travel and associated administrative costs with staff for the fiscal years ending December 31, 2015, December 31, 2016 and December 31, 2017 as set forth on Exhibit B (the “Budgeted Expenses”); provided, however, the Buyer and Stockholders’ Agent may mutually agree to certain adjustments in good faith to the Budgeted Expenses. The Buyer agrees to (a) staff and equip the Company and the content-only organization based on the Budgeted Expenses in order to achieve the Revenue Targets, and (b) hire the necessary sales staff to pipeline and quota expectations in accordance with the Buyer’s annual universal sales banding schedule. It is understood that the management of the Buyer and the Company will work together to ensure that sales representatives are hired against the revenue to compensation band ratio outlined in the Budgeted Expenses. The management of the Buyer and the Company will work together to optimize sales headcount and overall company expenses in order to achieve a content-only quota that meets or exceeds the annual quota outlined in the Budgeted Expenses. In cases of individual sales achievement over or under the revenue to compensation band ratio outlined in the Budgeted Expenses, the Company and the Buyer may mutually agree to hire more or less sales people with higher or lower compensation bands and related sales quotas. Travel, entertainment and expenses will be managed within reasonable guidelines in accordance with the Buyer’s existing expense policy.
(x)Following the Closing, the Buyer intends to implement a brand focused content-only ordering and backend management tool in IZEAx in 2015. This action contemplates a transfer of the Company’s freelancers into IZEAx in order to source high quality content. The Buyer intends to migrate all enterprise workflow features (including all users and clients) into IZEAx and make a transition to the new platform starting after January 1, 2016. The Buyer intends to replace the existing Company technology platform with IZEAx and all users and clients will be migrated to IZEAx. The Buyer agrees to retain the services of outside technology vendors to assist in the technology transfer process and to consult with the Principal Stockholders regarding any proposed additions or changes to the staffing levels of the Company.
(xi)In the event there is any dispute between the Buyer and the Stockholders with respect to the calculation of the Performance Payments, all such disputes shall first be submitted to Buyer’s independent accountants to be reviewed, and, if the dispute is still not resolved, submitted to binding arbitration conducted by the American Arbitration Association under its rules, regulations and procedures, the cost of which shall be borne by the non-prevailing party. Any arbitration hearing shall be held in Orlando, Florida. Judgment under the award entered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof in accordance with the terms of Section 9.3 hereof.
(xii)Subject to the provisions of Section 1.1(d)(vi), if one (but not both) of the Principal Stockholders is no longer employed at the end of a certain Measuring Period, the applicable Performance Payments for that Measuring Period and all subsequent Measuring Periods shall be reduced by 17%, unless the cessation of employment of the one Principal Stockholder was the result of his death or disability or Without Cause, as defined in his respective Employment Agreement.
(e)In the event that, at any time during which the Stockholders shall remain eligible to receive any shares of Buyer Common Stock pursuant to this Agreement, there shall occur any merger, consolidation, reorganization or other business combination with any Person that results in a Change of Control (as such term is defined in Section 9.13) of the Buyer or the sale, conveyance, disposition of or transfer to any Person of any asset or other property that is material to the business of the Company as of the date of closing any such transaction (including, without limitation, as part of a sale of all or substantially all the assets of the Buyer), then (a) if the Buyer is not the surviving corporation, in lieu of the shares of Buyer Common Stock otherwise issuable hereunder, the Buyer shall transfer or cause to be issued to the Stockholders the fair equivalent securities of the surviving corporation (provided, however, if the securities of the surviving corporation are either (1) not listed on the OTC Market or any national securities exchange or (2) not otherwise of a reporting company that is subject to the reporting requirements of the Exchange Act, then the surviving corporation shall pay any such amounts due pursuant to this Article I in the form of cash), and (b) the Buyer shall, as part of the terms and conditions of any such merger, consolidation, reorganization or other business combination with any Person that results in a Change of Control of the Buyer or sale, conveyance, disposition of or transfer to any Person of any asset or other property that is material to the business of the Company as of the date of closing any such transaction (including, without limitation, as part of a sale of all or substantially all the assets of the Buyer), cause the surviving corporation to acknowledge the terms and conditions of, and assume all of the Buyer’s obligations pursuant to, this Agreement (including, but not limited to, as applicable, payment of the Six-Month Stock Issuance, the Annual Cash/Stock Payments and, subject to the Revenue Target requirements, the Performance Payments) and reserve and make available the substitute consideration contemplated by this Section 1.1(e).
(f)If the Buyer Common Stock is either (a) not listed on the OTC Market or any national securities exchange or (b) not otherwise of a reporting company that is subject to the reporting requirements of the Exchange Act on the date of any Annual Cash/Stock Payments or Performance Payments, then the Buyer shall pay any Annual Cash/Stock Payments or Performance Payments, as the case may be, in the form of cash.
(g)Payment in the form of shares of Buyer Common Stock required under this Section 1.1 shall be based on the thirty (30) trading day volume-weighted average closing price of the Buyer Common Stock prior to the payment date, as reported by the OTC Market or the primary stock market on which the Buyer Common Stock is then traded. Payment of any cash amounts required under this Section 1.1 shall be made by wire transfer of immediately available funds to an account designated in writing by each of Scripps and the Stockholder’s Agent at least two Business Days prior to the applicable payment date. If the Stockholder’s Agent does not deliver any such notice, then the Buyer may make any cash payments required under this Section 1.1 either (i) by wire transfer of immediately available funds to the account, if any, designated in writing by each of Scripps and the Stockholder’s Agent prior to the Closing Date or (ii) by certified or official bank check.
Section 1.2     Closing.
(a)The closing of the Contemplated Transactions (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII

(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Olshan Frome Wolosky LLP, 65 East 55th Street, New York, New York 10022, or at such other time, date or place as agreed to in writing by the parties hereto. At the Closing, the Stockholders will deliver to the Buyer good and valid title to the Shares, free and clear of all Encumbrances, together with a certificate(s) for the Shares duly endorsed or accompanied by a stock power(s) duly endorsed in blank, with any required transfer stamps affixed thereto, or a lost stock affidavit executed by such Stockholder in a form reasonably acceptable to the Buyer, against payment of the Closing Payment.
(b)Section 1.2(b) of the Company Disclosure Schedule sets forth to whom and in what denominations the Purchase Price is to be allocated among the Stockholders, which shall set forth a separate allocation for the Stockholders of the Company holding Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock.
(c)Notwithstanding the foregoing, no fractional shares of Buyer Common Stock shall be issued as part of the Six-Month Stock Issuance, Annual Cash/Stock Payments and Performance Payments. Fractional shares to be issued hereunder shall be rounded up to the next whole number.
(d)All stock options, warrants and rights to purchase Common Stock (or other Shares) will be exercised or terminated prior to or effective upon the Closing Date, and the Buyer shall not assume or have any obligation with respect to such stock options, warrants or rights.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS
Except as set forth in the Company’s disclosure schedule provided herewith (the “Company Disclosure Schedule”), the Company and the Stockholders, severally but not jointly, hereby represent and warrant to the Buyer, as of the date hereof, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:
Section 2.1Corporate Organization, Etc. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation set forth on Section 2.1 of the Company Disclosure Schedule and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the organizational and governing documents of the Company as presently in effect have been heretofore made available to the Buyer. The Company is not in violation of any term or provision of its organizational or governing documents.

Section 2.2    Capitalization. The authorized shares of capital stock of the Company are as set forth in Section 2.2 of the Company Disclosure Schedule. The outstanding shares of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock and the beneficial and record owners thereof are as set forth in Section 2.2 of the Company Disclosure Schedule. All outstanding shares of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for capital stock of the Company, (b) options, warrants or other rights to purchase or subscribe for capital stock of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, stockholders’ agreements or other similar instruments restricting or relating to the rights of any of the holders of shares of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock to vote, transfer or receive dividends with respect to any shares of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock or with respect to the management or control of the Company.
Section 2.3    Company Subsidiaries. The Company has no subsidiaries and does not own any equity interest in any other Person.
Section 2.4    Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of the Company and no other corporate or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

Section 2.5    Consents and Approvals; No Violations. Except as set forth in Section 2.5 of the Company Disclosure Schedule, none of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will (a) violate any provision of the organizational or governing documents of the Company, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any federal, state, local or foreign government, executive official thereof, governmental, administrative or regulatory authority, agency, body or commission, including any court of competent jurisdiction, domestic or foreign (each, a “Governmental Entity”), (c) require a consent under, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Company pursuant to, any of the terms, conditions or provisions of any Material Contract, or (d) violate any Law of any Governmental Entity applicable to the Company or by which the Company or any of its properties or assets is bound.
Section 2.6    Financial Statements.
(a)The Company has previously delivered or made available to the Buyer true and complete copies of the following: (i) the audited balance sheets of the Company as of December 31, 2013 and the audited statements of income, stockholders’ equity (deficit) and cash flows of the Company for the years ended December 31, 2013 (including, in each case, any notes and schedules thereto) (collectively, the “Company Audited Financials”), and (ii) the unaudited balance sheets of the Company as of March 31, 2014, June 30, 2014 and September 30, 2014 and the unaudited statements of income of the Company for the quarterly periods then ended (collectively, the “Company Unaudited Financials” and, together with the Company Audited Financials, the “Company Financials”). Each of the Company Financials (A) has been prepared from, and is in accordance with, the books and records of the Company, (B) was prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except, in the case of the Company Unaudited Financials, for the absence of footnotes, statements of stockholders’ equity (deficit) and cash flows, and normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)), and (C) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company as of the respective dates thereof and for the respective periods indicated therein (except that the Company Unaudited Financials may not contain footnotes, statements of stockholders’ equity (deficit) and cash flows and are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).
(b)For the year ended December 31, 2014, the Company had total revenue, including gross platform billings, of at least $7.5 million.
(c)The Revenue Targets are an estimate of the results for each of the Measuring Periods and considered reasonably achievable by the Company based on (i) a review of the

Company’s operating results for recent prior periods considering current market conditions, and (ii) the budget as set forth on Exhibit B.
(d)Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Company has no material weaknesses in its internal controls over financial reporting.
Section 2.7    No Undisclosed Liabilities.
(a)The Company has no liabilities, indebtedness or obligations of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except as and to the extent set forth, disclosed in, provided for, reflected in or otherwise described in the Company Financials or in Section 2.7(a) of the Company Disclosure Schedule, and except for those incurred in the ordinary course of business since December 31, 2013.
(b)Section 2.7(b) of the Company Disclosure Schedule sets forth all indebtedness of the Company for borrowed money as of Closing.
Section 2.8    Absence of Certain Changes. Since December 31, 2013, except as set forth in Section 2.8 of the Company Disclosure Schedule, the Company has not (a) conducted business other than in the ordinary and usual course consistent with past practice, (b) suffered any Company Material Adverse Effect, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock, or redeemed or otherwise acquired any shares of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock, (d) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (e) Transferred or entered into a Contract to Transfer any of its material properties or assets, other than this Agreement, (f) created any Encumbrance on any of its properties or assets, (g) increased in any manner the rate or terms of compensation of any of its directors, Officers or employees except for any increases for employees (other than the Stockholders) made in the ordinary course of business, (h) paid or agreed to pay any pension, retirement allowance or other material employee benefit not required by any existing Benefit Plan or Employee Arrangement, (i) entered into or amended any employment, bonus, severance or retirement Contract other than with employees (other than the Stockholders) in the ordinary course of business, (j) made or revoked any election relating to Taxes, (k) changed any methods of reporting income or deductions for federal income tax purposes, (l) made any capital expenditures, individually or in the aggregate, in excess of $25,000, (m) suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material assets, (n) had any Officer or key employee resign or terminate employment, (o) acquired, sold, leased or disposed of any assets outside the ordinary course of business or (p) settled or compromised any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim.
Section 2.9    Compliance with Law. The Company is, and has been for the past three (3) years, in compliance in all material respects with all Laws applicable to it or any of its businesses, properties or assets. Neither the Company nor the Stockholders nor, to the Knowledge of the Company or the Stockholders, any Officer, director or employee of the Company, in such capacity, has received notice from any Governmental Entity of, or to the Knowledge of the Company or the

Stockholders, is charged or threatened with or under investigation with respect to, any violation of any provision of any applicable Law.
Section 2.10    Material Contracts.
(a)Section 2.10(a) of the Company Disclosure Schedule sets forth a list of all Contracts that are material to the Company to which it is a party or by which it or any of its properties or assets is bound, including, without limitation, (i) any employment Contract or other Contract for services that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract involving annual payments or receipts by the Company of $50,000 or more with respect to any such Contract, (iii) any Contract with each of the Company’s 25 largest customers and 25 largest suppliers, which largest customers and suppliers shall be determined using revenues/payments by the Company during the year ended December 31, 2014 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts the Company’s business or any Contract limiting any of their freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee, and (vi) any joint venture agreement (collectively, the “Material Contracts”). For purposes of the foregoing representation, disclosure shall only be required of Contracts which involve annual payments or receipts by the Company of $25,000 or more with respect to any such Contract. The Company has made available to the Buyer true, correct and complete copies of all Material Contracts in its possession. The Company will not have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the Contemplated Transactions.
(b)Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. Each Material Contract is in full force and effect.
(c)Except as set forth in Section 2.10(c) of the Company Disclosure Schedule, the Company is not in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by the Company or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by such party, of or under any of the Material Contracts. The Company has not received written notice or, to the Knowledge of the Company, a claim in writing against the Company by any party to a Material Contract in respect of any breach or default thereunder.
(d)Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, the Company has not received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

Section 2.11    Permits. The Company has all material permits, licenses, certificates of authority and other authorizations from all Governmental Entities necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance in all material respects with the terms of its Permits. All such Permits are in full force and effect, and the Company has not received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.
Section 2.12    Litigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its properties by or before any Governmental Entity. The Company is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit, proceeding or investigation pending or, to Knowledge of the Company, threatened against any current or former officer, director, employee or consultant of the Company in his or her capacity as such. There is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened against the Company by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.
Section 2.13    Taxes. Except as set forth in Section 2.13 of the Company Disclosure Schedule:
(a)The Company has:
(i)    duly and timely filed, or caused to be filed, in accordance with applicable Law, all material Company Tax Returns, each of which is true, correct and complete in all material respects,
(ii)    duly and timely paid in full, or caused to be paid in full, all Company Taxes reflected on such Company Tax Returns, and
(iii)    properly accrued in accordance with GAAP on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period (or portion thereof) ending on or before the Closing Date.
(b)No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.
(c)No Company Tax Return has been filed, and no Company Tax has been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income tax return). There is no circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other Contract or by operation of Law) under which the

Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale or asset of, or any activity conducted by, any other Person.
(d)The Company has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).
(e)There is no Encumbrance for any Tax upon any asset or property of the Company, except for any statutory lien for any Tax not yet due.
(f)No audit, action, assessment, examination, hearing, inquiry or investigation is pending or, to the Knowledge of the Company, threatened with regard to the Company, any Company Tax or any Company Tax Return.
(g)The statute of limitations for any audit, action, assessment, examination, hearing, inquiry or investigation relating to any Company Tax or any Company Tax Return has not been modified, extended or waived.
(h)Any material assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable Law.
(i)No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.
(j)The Company is not a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Entity relating to the Company, any Company Tax or any Company Tax Return has been requested or received by the Company.
(k)The Company is not a party to any Contract that (i) results or could reasonably be expected to result in any amount that is not deductible under Code Section 280G or Code Section 404, or any similar provision of applicable Law or (ii) is or could reasonably be expected to become subject to Code Section 409A or any similar provision of applicable Law.
(l)The Company has no “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.
(m)No asset of the Company is required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(n)The Company is not or will not be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit occurring prior to the Closing Date.
(o)The Company is not or has not been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(p)The Company has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(q)The Company is not or has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).
(r)No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company.
(s)The Company has never owned an interest in a subsidiary treated as a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).
(t)The Company does not own or has not owned an interest in any entity that is a “passive foreign investment company” within the meaning of Code Section 1297.
(u)The Company has not had any items of income that could constitute subpart F income within the meaning of Code Section 952.
Section 2.14    Title to Properties; Sufficiency of Assets.
(a)Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company has good, valid and marketable title to, or a valid leasehold or contractual interest in, all of the assets and properties (real and personal) which it owns or leases, and such assets and properties are owned or leased by it free and clear of all Encumbrances. Section 2.14 of the Company Disclosure Schedule contains a complete and correct list of all real property leased by the Company. The Company does not own or has never owned any real property. True, correct and complete copies of all lease agreements, including all amendments and modifications thereto, for all leased real property (the “Leases”) have been made available to the Buyer. All rents due under the Leases have been paid. The Company enjoys undisturbed possession of its leased real properties and is in compliance in all material respects with the terms of the Leases, and all Leases are in full force and effect. Each Lease constitutes the valid, legally binding and enforceable obligation of the Company party thereto and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. No party to any Lease has given written notice to the Company or made a claim in writing against the Company in respect of any breach or default thereunder.

(b)All tangible personal property owned or leased by the Company is in good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable for the uses for which it is being used. The Company’s assets and properties (real, personal and intangible) include all material tangible and intangible assets, properties and rights necessary to conduct its business following the Closing Date in substantially the same manner as currently conducted.
Section 2.15    Intellectual Property.
(a)Section 2.15(a) of the Company Disclosure Schedule identifies all Intellectual Property other than (i) widely available, commercial off-the-shelf third-party Software licensed to the Company on a non-exclusive basis or (ii) any open source Software licensed to the Company (collectively, (i) and (ii) are referred to as the “Licensed Intellectual Property”). Each of the licenses related to the Licensed Intellectual Property constitutes the valid, legally binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. The Company is not, and, to the Knowledge of the Company, no other party thereto is, in breach or default in any material respect of any license or sublicense relating to any Licensed Intellectual Property, and each such license and sublicense is in full force and effect.
(b)All Intellectual Property owned by the Company is referred to as the “Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property.” Section 2.15(b) of the Company Disclosure Schedule identifies all of the following Owned Intellectual Property: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered and unregistered Trademarks (excluding Internet domain names) and applications for, the registration of Trademarks, the registration number and registration date, or the application number and application date related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), and the countries of filing; (iii) registered and unregistered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; and (iv) registered Internet domain names. All of the Owned Intellectual Property, the registrations and applications for registration of which are set forth in Section 2.15(b) of the Company Disclosure Schedule, is valid and in full force and effect. To the Knowledge of the Company, all of the other rights within the Company Intellectual Property are valid and subsisting. The Company is not subject to any Law that restricts or impairs the use of any Owned Intellectual Property. All filings for the Owned Intellectual Property are in good standing and all assignments and licenses subject to recordation have been properly recorded. The Company has not filed an application to register any new Trademark that was not previously registered.
(c)The Company owns and has good and valid title to the Owned Intellectual Property owned by it, and possesses legally enforceable rights to use the Licensed Intellectual Property licensed by it, in each case free and clear of all Encumbrances. The Company Intellectual Property constitutes all the Intellectual Property necessary to enable the Company to conduct its business as such business is currently being conducted. None of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will result in the release or disclosure of any Company Intellectual Property, or in the grant, assignment or transfer to any other Person of any license or other right to any Company Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Company Intellectual Property.
(d)Section 2.15(d) of the Company Disclosure Schedule identifies each Contract pursuant to which any Person has been granted any license by the Company under, or otherwise has received or acquired from, the Company any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property.
(e)The Company has taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary Company Intellectual Property and to protect the full value of the Owned Intellectual Property.
(f)No current or former Stockholder, officer, director, consultant, employee or vendor of the Company has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.
(g)To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee of the Company.
(h)The Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the Knowledge of the Company, the Company is not infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party. There are no actions, suits or proceedings that are pending or, to the Knowledge of the Company, threatened against the Company with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.
(i)A complete list of the proprietary software of the Company is set forth in Section 2.15(i) of the Company Disclosure Schedule.
Section 2.16    Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, covering against such risks and losses and with such reputable insurers, as are customary for businesses of a type and size, and with assets and properties, comparable to those of the business of the Company as currently conducted. Set forth in Section 2.16 of the Company Disclosure Schedule is a listing of each insurance policy maintained by the Company and a description of all material claims under any insurance policy maintained by the Company at any time during the past three years. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending claims under any of such policies.
Section 2.17    Environmental Matters.
(a)There are no environmental conditions, including, without limitation, the presence or release of any Hazardous Materials, on any property currently or formerly leased by the Company or any of its predecessors (i) relating to, arising out of, or resulting from any failure to comply with any applicable Environmental Law or Environmental Permit or from a release or threatened release of any Hazardous Materials or (ii) which require cleanup or remediation pursuant to any Environmental Law.
(b)The Company has no material liability under any Environmental Law nor is it responsible for any material liability of any other Person under any Environmental Law, whether by Contract, by operation of law or otherwise
(c)The Company has not received any written information request, notice or other communication from a Governmental Entity, and there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company, relating to any violation, or alleged violation of, or liability under, any Environmental Law or relating to any Hazardous Materials or Environmental Permit, including, without limitation, (i) any claim by a Governmental Entity for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other action, damages, fines or penalties pursuant to any Environmental Law, and (ii) any claim by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from or relating to a release of any Hazardous Materials or alleged injury or threat of injury to health, safety, property, natural resources or the environment.
(d)The Company has made available to the Buyer true, complete and correct copies of all material records and files, environmental audits, reports, and other material environmental documents, studies, analysis, tests and monitoring which, to the Knowledge of the Company, are in its possession or control concerning the existence of any Hazardous Materials or any other environmental concern at any property currently or formerly owned, operated or leased by the Company or concerning compliance by the Company with, or liability under, any Environmental Law.
(e)For purposes of this Section 2.17, the following terms shall have the following meanings:
(i)     “Environmental Laws” means all foreign, federal, state and local Laws of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment.

(ii)    “Hazardous Materials” means (A) petroleum and petroleum products, radioactive materials and friable asbestos; and (B) chemicals and other materials and substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law.
Section 2.18    Employee and Labor Matters. The Company is not a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by the Company, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company. Except as set forth in Section 2.18 of the Company Disclosure Schedule, (a) the Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to the Company, or to the Knowledge of the Company, threatened by or before any Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the Knowledge of the Company, threatened against or involving the Company or within the last three years. All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company. Except to the extent a failure to correctly characterize or treat would not result in material liability to the Company, all individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. Except to the extent a failure to correctly classify would not result in material liability to the Company, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.
Section 2.19    Employee Plans.
(a)Section 2.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of:
(i)all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which the Company has any obligation or liability, contingent or otherwise (the “Benefit Plans”);
(ii)all current directors, Officers and employees of the Company; and
(iii)all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which the Company has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Company (the “Employee Arrangements”).
(b)In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to the Buyer:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written Employee Arrangement, and all amendments thereto.
(c)None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and the Company has no obligation or liability (contingent or otherwise) in respect of any such plans.
(d)The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.
(e)All contributions and other payments required to have been made by the Company to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.
(f)The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws in all material respects.
(g)There are no pending or, to the Knowledge of the Company, threatened actions, claims, suits or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.
(h)The Company has no obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.
(i)None of the assets of any Benefit Plan is stock of the Company.

(j)Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Contemplated Transactions will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of the Company, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code). No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Contemplated Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(k)Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005, or the date such Benefit Plan or Employee Arrangement was established, whichever date is later, through the date hereof.
(l)The Company has made available to the Buyer a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of the Company: base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate.
Section 2.20    Brokers and Finders. Neither of the Company nor any of its Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which the Buyer would be liable. Any and all fees and other compensation owed or owing by the Company to Independent Investment Bankers, Corp. and VCAP Investment Group, LLC, pursuant to the Engagement Agreement, dated June 16, 2014, among such parties, have been settled, are not in dispute and have been fully provided for in Section 1.2(b) of the Company Disclosure Schedule.
Section 2.21    Stockholder Vote Required. The affirmative votes of (a) the holders of a majority of the outstanding shares of Common Stock and (b) the holders of a majority of the outstanding shares of each of the Series A Preferred Stock and Series A-1 Preferred Stock are the only votes of the holders of such stock necessary to approve and adopt this Agreement and the Contemplated Transactions.
Section 2.22    Absence of Questionable Payments. None of the Company or, to the Knowledge of the Company, any director, Officer, employee, consultant or other Person acting on behalf of the Company has (a) used any corporate funds for unlawful contributions, payments, gifts or expenditures, (b) made any unlawful expenditures of corporate funds relating to political activity to government officials or others or (c) established or maintained any unlawful or unrecorded corporate funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable domestic or foreign Law. None of the Company or, to the Knowledge of the Company, any director, Officer, employee, consultant or other Person acting on behalf of the Company has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.
Section 2.23    Books and Records.  The books of account and other books and records of the Company are complete and accurate in all material respects and have been maintained in accordance with sound business practice, applicable requirements of Law and GAAP consistently applied.
Section 2.24    Bank Accounts; Powers of Attorney. Section 2.24 of the Company Disclosure Schedule sets forth a true, complete and correct list showing: (a) all banks in which the Company maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company, true, complete and correct copies of which have been made available to the Buyer.
Section 2.25    Customers and Suppliers. There are no material disputes between the Company, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of the Company. Since December 31, 2013, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified the Company in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with the Company.
Section 2.26    Accounts Receivable. Except as set forth in Section 2.26 of the Company Disclosure Schedule, all accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable and are collectible in the ordinary course of business and not subject to set-off or counterclaim. Any allowances that the Company has established for doubtful accounts have been established on a basis consistent with its prior practice and in accordance with GAAP.
Section 2.27    Certain Transactions. Except as set forth on Section 2.27 of the Company Disclosure Schedule, none of the Stockholders, Officers or directors of the Company, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with the Company, including without limitation, any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a Stockholder, officer, director, trustee or partner, and no such Person owns directly or indirectly any interest in (excluding passive investments in less than 1% of the shares of any company that lists its shares on a national securities exchange), or serves as an officer or director or in another similar capacity of, any competitor or customer of the Company or any organization that has a Material Contract with the Company.
Section 2.28    Reliance.  The foregoing representations and warranties are made by the Company and the Stockholders with the knowledge and expectation that the Buyer is relying upon them.
Section 2.29    Disclosure.  No representation or warranty by the Company or the Stockholders in this Agreement, including the Company Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Except as set forth in the Company Disclosure Schedule, each Stockholder, as to itself, herself or himself only, hereby represents and warrants to Buyer, as of the date hereof, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:
Section 3.1    Ownership of Shares. Such Stockholder owns the number of shares of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock set forth next to such Stockholder’s name in Section 2.2 of the Company Disclosure Schedule free and clear of all Encumbrances (except as provided in that certain (i) Voting Agreement, (ii) Second Amended and Restated Investors’ Rights Agreement and (iii) Amended and Restated Right of First Refusal and Co-Sale Agreement, each of which will be terminated prior to the Closing), and, as a result of the Stock Purchase, the Buyer will acquire good, valid and marketable title to such shares of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock free and clear of all Encumbrances, other than those that may be created or incurred by the Buyer. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Stockholder has not granted any power of attorney with respect to any of the Shares owned by such Stockholder.
Section 3.2    Authority Relative to this Agreement. Such Stockholder has all requisite right, power and authority to execute and deliver the Transaction Documents to which such Stockholder is a party, to perform such Stockholder’s obligations thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which the Stockholder is a party will be, duly and validly executed and delivered by such Stockholder and, assuming this Agreement has been, and each of the other Transaction Documents to which the Stockholder is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which the Stockholder is a party will constitute, a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.

Section 3.3    Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by such Stockholder, the performance by such Stockholder of any of such Stockholder’s obligations thereunder, or the consummation of any of the Contemplated Transactions by such Stockholder will (a) require the Stockholder to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, (b) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of such Stockholder pursuant to, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets is bound, or (c) violate any Law of any Governmental Entity applicable to such Stockholder or by which such Stockholder or any of such Stockholder’s properties or assets is bound.
Section 3.4    Litigation. There is no action, suit or proceeding pending or, to the Knowledge of such Stockholder, threatened against such Stockholder by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.
Section 3.5    Brokers and Finders. Such Stockholder has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which the Buyer or the Company would be liable.
Section 3.6    Investment Representations.
(a)Offering Exemption. Such Stockholder understands that the shares of Buyer Common Stock to be acquired by such Stockholder pursuant to the Share Purchase have not been registered under the Securities Act, nor qualified under any state securities Laws, and that such shares of Buyer Common Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Such Stockholder is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
(b)Knowledge and Experience; Ability to Bear Economic Risks. Such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and such Stockholder is able to bear the economic risk of this investment in the shares of Buyer Common Stock (including a complete loss of such Stockholder’s investment).
(c)Limitations on Disposition.
(i)Such Stockholder understands that the Stockholder must bear the economic risk of such Stockholder’s investment in the shares of Buyer Common Stock indefinitely unless the shares of Buyer Common Stock are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such shares of Buyer Common Stock is qualified under applicable state securities Laws or an exemption from such qualification is available. Such Stockholder further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow such Stockholder to Transfer any or all of such Stockholder’s interest in the shares of Buyer Common Stock in the amounts or at the times such Stockholder might propose.
(ii)Such Stockholder acknowledges that he, she or it is aware of Rule 144 under the Securities Act (“Rule 144”) which permits limited public resales of “restricted securities” subject to the satisfaction of certain conditions. Such Stockholder understands that under Rule 144, except as otherwise provided in paragraph (d) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, certain holding periods and limitations on the amount of securities to be sold and the manner of sale. Stockholder acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, or an exemption from registration will be required for any disposition of the Buyer Common Stock. Such Stockholder understands, that although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.
(d)Advisors. Such Stockholder has consulted his, her or its own legal and tax advisors regarding the consequences of the transaction contemplated by this Agreement and acknowledges that he, she or it is not relying upon, nor has he, she or it received, any legal or tax advice from the Company, the Buyer or their respective legal counsel or accountants.
(e)Investment Purpose. Such Stockholder is acquiring such Stockholder’s interest in the shares of Buyer Common Stock solely for such Stockholder’s own account for investment and not with a view toward the resale, Transfer or distribution thereof, nor with any present intention of Transferring or distributing such Stockholder’s interest in the shares of Buyer Common Stock.
(f)Restrictive Legend. Such Stockholder understands and acknowledges that the shares of Buyer Common Stock are characterized as “restricted securities” under U.S. securities Laws and agrees to the imprinting, so long as required by Law, of the following legend on certificates representing such Stockholder’s shares of Buyer Common Stock:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO

AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Buyer’s disclosure schedule provided herewith (the “Buyer Disclosure Schedule”), the Buyer hereby represents and warrants to the Company and the Stockholders, as of the date hereof, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:
Section 4.1    Corporate Organization, Etc. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Buyer is qualified to do business as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Buyer Material Adverse Effect. True and complete copies of the organizational and governing documents of the Buyer as presently in effect have been heretofore made available to the Company. The Buyer is not in violation of any term or provision of its organizational or governing documents.
Section 4.2    Capitalization. The authorized shares of capital stock of the Buyer consist of (a) 200,000,000 shares of Buyer Common Stock, of which 57,697,666 shares were outstanding as of January 26, 2015, and (b) 10,000,000 shares of preferred stock, of which no shares were outstanding as of the date hereof. Except for the Buyer Common Stock issued upon exercise of options or warrants, no shares of Buyer Common Stock have been issued between January 26, 2015 and the date hereof. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws. As of the date hereof, except for warrants to purchase an aggregate of 53,942,749 shares of Buyer Common Stock and 13,601,274 shares of Buyer Common Stock reserved for issuance upon the exercise of stock options that have been granted or may be granted in the future, there are no outstanding (i) securities convertible into or exchangeable for capital stock of the Buyer, (ii) options, warrants or other rights to purchase or subscribe for capital stock of the Buyer, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Buyer, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Buyer is subject or bound.
Section 4.3    Authority Relative to this Agreement. The Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions, including, without limitation, the Stock Purchase, have been duly and validly authorized by all required corporate or other action on the part of the Buyer, and no other corporate or other proceedings on the part of Buyer are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Buyer and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles. The shares of Buyer Common Stock payable by the Buyer under this Agreement have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, issued free from preemptive rights, free and clear of all Encumbrances (other than those created or incurred by any Stockholder) and in compliance with applicable U.S. state and federal securities Laws.
Section 4.4    Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by the Buyer, the performance by the Buyer of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Buyer will (a) violate any provision of the organizational or governing documents of the Buyer, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications which are listed in Section 4.4 of the Buyer Disclosure Schedule (the “Buyer Consents”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Buyer pursuant to, any of the terms, conditions or provisions of any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets is bound, (d) violate any Law of any Governmental Entity applicable to the Buyer or by which the Buyer or any of its properties or assets is bound or (e) require the Buyer to obtain the approval of any holders of any of its capital stock by Law, the Buyer’s articles of incorporation or bylaws or otherwise in order for the Buyer to consummate the Stock Purchase and the Contemplated Transactions.
Section 4.5    Litigation. There is no material action, suit, proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of their respective properties by or before any Governmental Entity. The Buyer is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit or proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 4.6    Brokers and Finders. The Buyer has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which any of the Company or the Stockholders would be liable.
Section 4.7    Sufficient Funds. The Buyer will have sufficient funds to pay the Closing Cash Payment, the Annual Cash/Stock Payments and the Performance Payments and to consummate the Contemplated Transactions. The Buyer’s obligations to pay the required cash portions hereunder are not contingent upon procuring any financing.
Section 4.8    SEC Filings; Financial Statements.
(a)The Buyer has filed or furnished all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2013 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act or the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.
(b)Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “Buyer Financials”) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Buyer and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited interim statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and have been prepared in all material respects in accordance with the applicable rules and regulations promulgated by the SEC and GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
(c)Except as set forth in Section 4.8 of the Buyer Disclosure Schedule, the Buyer does not have any liabilities or obligations that have or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.9    Absence of Certain Changes or Events. Since September 30, 2014, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.10    Reliance.  The foregoing representations and warranties are made by the Buyer with the knowledge and expectation that the Company and the Stockholders are relying upon them.
Section 4.11    Disclosure.  No representation or warranty by the Buyer in this Agreement, including the Buyer Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.
ARTICLE V
COVENANTS
Section 5.1    Conduct of the Business of the Company Pending the Closing. Except as otherwise expressly provided by this Agreement or with the prior written consent of Buyer (which may not be unreasonably withheld, delayed or conditioned), during the period between the date of this Agreement and the Closing, the Company will conduct its business and operations in the ordinary and usual course of business, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organization, to keep available the services of its officers, employees, consultants and contractors and to maintain its business relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with it. Without limiting the generality of the foregoing, the Company will not, prior to the Closing, without the prior written consent of the Buyer (which may not be unreasonably withheld, delayed or conditioned):
(a)issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any (i) additional shares of capital stock, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible or exchangeable securities, or (ii) other securities in respect of, in lieu of, or in substitution for, any shares of capital stock outstanding on the date hereof;
(b)split, combine or reclassify any shares of its capital stock;
(c)declare or pay any dividend or distribution to any Stockholder;
(d)redeem, purchase or otherwise acquire any outstanding shares of capital stock;
(e)propose or adopt any amendment to any of its organizational or governing documents;
(f)(i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber shares of its capital stock; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon;

(g)(i) increase in any manner the rate or terms of compensation or benefits of any of its directors, Officers, employees, consultants or contractors, except for increases to employees (other than Officers), consultants or contractors made in the ordinary course of business, (ii) except as set forth in Section 5.1(g) of the Company Disclosure Schedule, pay or agree to pay any pension, retirement allowance or other benefit not required or permitted by any existing Benefit Plan or Employee Arrangement to any director, officer, employee, consultant or contractor, whether past or present, or (iii) except as set forth on Section 5.1(g) of the Company Disclosure Schedule, adopt, enter into, terminate or amend any Benefit Plan or Employee Arrangement, other than, with respect to Employee Arrangements, in the ordinary course of business;
(h)acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business;
(i)acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein;
(j)settle or compromise any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim;
(k)fail to comply in any material respect with any Law or Permit applicable to it or any of its assets or allow any Permit to lapse;
(l)sell, dispose of, or permit to lapse, or, other than in the ordinary course of business, license, any rights to any material Intellectual Property;
(m)change any of its banking or safe deposit arrangements;
(n)fail to maintain its books, accounts and records in the ordinary course on a basis consistent with prior years or make any change in the accounting principles, methods or practices used by it;
(o)amend, modify, waive any material provision of or terminate any Material Contract or enter into any Contract which, if entered into prior to the date hereof, would have been a Material Contract, in each case other than in the ordinary course of business;
(p) except for any reasonable fees or costs directly associated with the Contemplated Transactions, make any capital expenditures (for equipment and related items) in excess of $10,000 in the aggregate;
(q)satisfy, discharge, waive or settle any liabilities, other than in the ordinary course of business;
(r)(i) fail to timely file any Tax Return that is due, (ii) file any amended Tax Return or claim for refund, (iii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (iv) make any Tax election, or (v) settle or compromise any Tax liability; or

(s)take or agree in writing to take any of the actions described in this Section 5.1 or any action that would make any of the representations or warranties contained in this Agreement untrue, incomplete or incorrect in any material respect.
Section 5.2    Access to Information. From the date of this Agreement to the Closing, the Company will (a) give the Buyer and its authorized Representatives reasonable access to all personnel, books, records, offices and other facilities and properties of the Company, (b) permit the Buyer and its authorized Representatives to make such inspections thereof as the Buyer may reasonably request, and (c) cause the Officers and employees of the Company to furnish the Buyer with such financial and operating data and other information with respect to the business and operations of the Company as the Buyer may from time to time reasonably request. From the date of this Agreement to the Closing, the Buyer will (a) permit the Company and its authorized Representatives to make such inspections thereof as the Company may reasonably request, and (b) cause the officers and employees of the Buyer to furnish the Company with such financial and operating data and other information with respect to the business and operations of the Buyer as the Company may from time to time reasonably request. Provided, however, that all access under this Section 5.2 shall be conducted at a reasonable time, during normal business hours, on reasonable advance notice and in such a manner as not to interfere unreasonably with the operation of the business of the Company or the Buyer, as applicable. All such information and access shall be subject to the terms and conditions of the Mutual Nondisclosure Agreement, dated as of December 17, 2014, between the Buyer and the Company (the “Confidentiality Agreement”). No investigation under this Section 5.2 shall affect or be deemed to modify any of the representations or warranties made by any of the Buyer, the Company or the Stockholders in this Agreement.
Section 5.3    Disclosure Supplements. From time to time prior to the Closing, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or of which the Company becomes aware after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to complete or correct any information in the Company Disclosure Schedule or in any representation or warranty which has been rendered inaccurate thereby (each a “Schedule Supplement”).
Section 5.4    Consents and Approvals. Each of the parties hereto shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required to be obtained from any Person or Governmental Entity in connection with the consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person or Governmental Entity to obtain any consents, waivers, approvals, exemptions, licenses or authorizations.
Section 5.5    Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction to the extent necessary to consummate any of the Contemplated Transactions.

Section 5.6    Further Assurances.
(a)Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Contemplated Transaction, each of the Buyer, the Company and the Stockholders will cooperate in all respects with each other and use his or its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person (other than its Representatives) in connection with the foregoing.
(b)The Company and the Principal Stockholders will use their commercially reasonable efforts to have key employees of the Company identified by the Buyer execute and deliver to Buyer a non-competition and non-solicitation agreement, containing restrictions similar to those set forth in Section 6.5(a) and (b) of this Agreement, provision for injunctive relief and indemnification for breaches of such agreement and otherwise containing the Buyer’s customary terms and conditions. Provided, however, the Buyer acknowledges that neither the Company nor the Principal Stockholders can require any key employees to execute the non-competition and non-solicitation agreement. In addition, the Company and the Principal Stockholders will use their commercially reasonable efforts to have other employees of the Company identified by the Buyer on or before the Closing Date, execute and deliver to the Buyer a confidentiality and assignment of inventions agreement containing the Buyer’s customary terms and conditions, a copy of which has been provided to each of the Company and the Principal Stockholders before the date hereof.
Section 5.7    Continuation of Scripps Arrangement. The Company and Scripps NP Operating, LLC (“SNPO”) have entered into a long-term publishing contract dated as of January 6, 2014 (substantially similar to the previous agreement between Scripps and the Company) to continue to utilize the Company’s services at a minimum of its 2014 annual spending level through 2017. Should SNPO terminate the publishing contract or discontinue or limit its relationship with the Company by more than 15% from its current annual spending level, the Buyer shall have the right to deduct a percentage of the Annual Cash/Stock Payments to recoup any resulting shortfall in Scripps business (unless the Company shall have otherwise met its applicable Revenue Target set forth in Section 1.1(d) hereof).
Section 5.8    Conduct of the Business of the Buyer Pending the Closing. Except as otherwise expressly provided by this Agreement or with the prior written consent of the Company (which may not be unreasonably withheld, delayed or conditioned), during the period between the date of this Agreement and the Closing, the Buyer covenants and agrees that (a) it shall not amend its articles of incorporation or bylaws in a manner, or take any other action that will be, materially adverse to the Company or the Stockholders and (b) it will conduct its business and operations in the ordinary and usual course of business, in substantially the same manner as heretofore conducted.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1    Acquisition Proposals. Neither the Company nor the Stockholders will, nor will any of them authorize or permit any officer, director, employee, consultant or contractor or any investment banker, attorney, accountant or other agent or Representative of the Company or any of the Stockholders acting on any of their behalf to, directly or indirectly, (a) solicit, initiate or intentionally encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, each of the Company and the Stockholders will, and will cause its officers, directors, employees, investment bankers, attorneys, accountants and other agents and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will promptly inform the Buyer of the receipt of any subsequent Acquisition Proposal. Each of the Company and the Stockholders will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.1 of the obligations undertaken in this Section 6.1. “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale of shares of capital stock or other equity interests or securities; (iii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition of all or any material portion of its assets in a single transaction or series of transactions; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
Section 6.2    Public Announcements. The Buyer, on the one hand, and the Company and the Stockholders, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of any of the Contemplated Transactions, including the Stock Purchase, and will not issue any such press release or make any such public statement without the prior written consent of the other party (which may be given by the Stockholders’ Agent on behalf of the Stockholders other than Scripps); provided, however, that (a) following the execution of this Agreement, the Buyer shall determine, in its sole discretion, whether or not to issue any public announcement with respect to the Contemplated Transactions and the content thereof (provided, however, that the Buyer shall consult with and consider any comments from the Stockholders’ Agent and Scripps regarding the content of any such announcement) and (if the Buyer so chooses, in its sole discretion) may issue such public announcement, and (b) any party may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Entity or any listing agreement with a public securities exchange, in which case the disclosing party will

(i) consult with the other parties hereto prior to such disclosure, and (ii) seek confidential treatment for such portions of such disclosure as are reasonably requested by any other party hereto.
Section 6.3    Indemnification.
(a)Indemnification by the Stockholders. Subject to the other terms of this Section 6.3, the Stockholders will, severally but not jointly, defend, indemnify and hold harmless the Buyer and its Representatives (collectively, the “Buyer Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by any of the Buyer Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by any of the Company or the Stockholders in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by any of the Company or the Stockholders in this Agreement, or (iii) any Company Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date, excluding 50% of any Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. “Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees.
(b)Indemnification by the Buyer. Subject to the other terms of this Section 6.3, the Buyer will defend, indemnify and hold harmless the Stockholders and each of their respective Representatives (collectively, the “Stockholder Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Stockholder Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by the Buyer in this Agreement, or (ii) any breach of or failure to comply with any covenant or agreement made by the Buyer in this Agreement.
(c)Indemnification Procedure.
(i)The Person seeking indemnification under this Section 6.3 (the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (in the case of indemnification under Section 6.3(a), such notice shall be given to the Stockholders’ Agent and Scripps) of any third-party claim which may give rise to any indemnity obligation under this Section 6.3, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within ten (10) days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel. The parties hereto agree to cooperate with each other in connection with the defense of any such claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.
(ii)If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within thirty (30) days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a Governmental Entity, by a settlement of the indemnification claim in accordance with Section 6.3(c)(i) or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 6.3(b), the Buyer will pay to the Stockholder Indemnified Party promptly following such Resolution an amount in cash equal to the Losses of such Stockholder Indemnified Party as set forth in such Resolution, or (B) in the case of indemnification under Section 6.3(a), the Buyer will deliver evidence of such Resolution to Scripps and the Stockholders’ Agent, whereupon the Stockholders’ Agent will deliver to the Buyer Indemnified Party an amount equal to the Losses of such Buyer Indemnified Party as set forth in such Resolution. At the election of the Stockholders’ Agent, and only with the consent of Scripps, the amount to be delivered to the Buyer Indemnified Party in accordance with the immediately preceding sentence may be deducted from the Six-Month Stock Issuance, Annual Cash/Stock Payments or Performance Payments (if and only to the extent such amount has been earned) on a pro rata basis among the Stockholders determined in accordance with the allocation set forth in Section 1.2(b) of the Company Disclosure Schedule. In addition, at the election of the Stockholders’ Agent, and only with the consent of Scripps, the amount to be delivered to the Buyer Indemnified Party may be partially or fully satisfied out of any cash or Buyer Common Stock received by the Stockholders. If the Stockholders’ Agent elects to indemnify the Buyer using Buyer Common Stock previously issued to it, the value of the Buyer Common Stock shall be (A) the value determined under Section 1.1(g) if the Buyer Common Stock was issued more than twelve (12) months prior to the stock return date, and (B) the value as of the date of the issuance to the Stockholders with respect to the Six-Month Stock Issuance, Annual Cash/Stock Payments or Performance Payments, as the case may be, if the Buyer Common Stock was issued less than twelve (12) months prior to the stock return date.
(d)Limitations.
(i)The foregoing indemnification obligations will survive the consummation of the Stock Purchase for a period of two (2) years following the Closing Date; provided, however, that the right to indemnification arising out of, based upon or related to any inaccuracy or breach of any of the representations or warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.13, 2.19, 2.20, 2.21, 3.1, 3.2, 3.3, 3.5, 3.6, 4.1, 4.2, 4.3, 4.4, 4.6, 4.7 and the first sentence of Section 2.14(a) (collectively, the “Fundamental Representations”) will survive until the expiration of the applicable statute of limitations, including any extensions thereof, or, if no statute of limitations is applicable thereto, for a period of four (4) years after the Closing Date; and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred.
(ii)Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 6.3(d)(ii)), the Stockholders will have no liability to the Buyer Indemnified Parties for indemnification claims brought under Section 6.3(a)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $100,000 in the aggregate, and then the Buyer Indemnified Parties will be entitled to recover only such amounts in excess of $50,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).
(iii)(A) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of the Stockholders for any and all Losses in respect of indemnification claims brought under Section 6.3(a)(i) shall be limited to an amount equal to $1,500,000 (the “Representations Claims Cap”), and (B) except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of the Stockholders for any and all Losses in respect of indemnification claims brought under Section 6.3(a) shall be limited to an amount equal to the Purchase Price paid to or earned by the Stockholders (the “Aggregate Claims Cap”).
(iv)Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 6.3(d)(iv)), the Buyer will have no liability to the Stockholder Indemnified Parties for indemnification claims brought under Section 6.3(b)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $100,000 in the aggregate, and then the Stockholder Indemnified Parties will be entitled to recover only such amounts in excess of $50,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).
(v)(A) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of Buyer for any and all Losses in respect of indemnification claims brought under Section 6.3(b)(i) shall be limited to an amount equal to the Representations Claims Cap, and (B) except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of Buyer for any and all Losses in respect of indemnification claims brought under Section 6.3(b) shall be limited to an amount equal to the Aggregate Claims Cap.
(vi)The right of an Indemnified Party to indemnification hereunder will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement, except that, in such event, an Indemnified Party will not be entitled to indemnification with respect to any inaccuracy or breach of any representation, warranty, covenant or agreement that would result in the failure of a condition set forth in Article VII if (i) the Indemnifying Party provided notice under Section 6.4 with respect to such inaccuracy or breach and (ii) the failure of such condition provides the Indemnified Party the right to terminate this Agreement under Article VIII (without regard to notices or cure periods) or the ability to not consummate the transactions contemplated hereby.
(vii)Notwithstanding anything to the contrary contained in this Section 6.3, each Stockholders’ liability with respect to indemnification claims under Section 6.3(a) shall be several, not joint, based upon the pro rata share of the Purchase Price paid to or earned by each of the Stockholders as such share is set forth in Section 1.2(b) of the Company Disclosure Schedule.
(viii)Notwithstanding anything to the contrary contained in this Section 6.3, the other Stockholders shall not be liable for any liability with respect to indemnification claims related solely to the inaccuracy or breach by an individual Stockholder of any of his representations or warranties under Article III or covenants under Section 6.5, and the Stockholder responsible for such inaccuracy or breach will be liable for the full amount of the related indemnification claims, subject to the other limitations set forth in this Section 6.3(d).
(ix)In calculating the amount of Losses recoverable pursuant to this Section 6.3, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (B) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnified Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

(x)Notwithstanding anything in this Agreement to the contrary, no Stockholder shall be liable to any Buyer Indemnified Party, and Buyer shall not be liable to any Stockholder Indemnified Party, for any punitive damages.
(xi)Following the Closing Date, the sole and exclusive remedy of the Buyer Indemnified Parties and the Stockholder Indemnified Parties with respect to any and all claims relating to this Agreement, the Company Disclosure Schedule, the Buyer Disclosure Schedule or any of the certificates delivered pursuant to Section 7.2(d) or Section 7.3(d) shall be indemnification in accordance with this Section 6.3, except with respect to any claim arising out of, based upon or related to fraud or intentional misrepresentation or a breach of any of the covenants set forth in Section 6.5 or Article I, and provided that any claims under the Employment Agreements shall not be limited by this section and shall be subject to any applicable remedies thereunder. Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder, and the costs and expenses incurred in connection with such mitigation efforts shall be deemed Losses for purposes of this Section 6.3.
(e)The parties to this Agreement agree to treat any indemnity payment made pursuant to Section 6.3 as an adjustment to the aggregate Purchase Price for federal, state, local and foreign income tax purposes.
Section 6.4    Notification of Certain Matters. From the date of this Agreement to the Closing, the Company or the Stockholders’ Agent (on behalf of the applicable Stockholder(s)), as applicable, will give prompt notice to the Buyer, and the Buyer will give prompt notice to the Company and the Stockholders’ Agent and Scripps, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (b) any failure of the Company, any Stockholder or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the Contemplated Transactions, (d) in the case of the Company, any facts or circumstances that could reasonably be expected to result in a Company Material Adverse Effect, or (e) in the case of the Buyer, any facts or circumstances that could reasonably be expected to result in a Buyer Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.4 will not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.
Section 6.5    Non-Competition. As a material inducement to the Buyer’s consummation of the Contemplated Transactions, including, without limitation, the Buyer’s acquisition of the goodwill associated with the business of the Company, each of the Principal Stockholders, agree as to sub-sections (a)-(d) below. However, in the event of a breach by the Buyer of this Agreement with respect specifically to the payment of the Six-Month Stock Issuance, the Annual Cash/Stock Payments and, subject to the Revenue Target requirements and dispute resolution procedures, the Performance Payments, sub-sections (a)-(d) below shall be null and void. Notwithstanding anything to the contrary contained herein, except as set forth in Section 6.5(a), to the extent of any conflict between Section 9 of the Employment Agreements and this Section 6.5, the terms hereof shall control.
(a)Such Principal Stockholder will not, for a period of two (2) years following the Closing Date (or, with respect to each Principal Stockholder, if longer, co-terminus with the non-compete provisions in the Principal Stockholder’s Employment Agreement) (computed by excluding from such computation any time during which such Principal Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.5(a)) (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business that competes with the business of the Company (such business, the “Restricted Business”) in any Restricted Area, or at any time following the Closing Date make any use of any Company Intellectual Property other than in connection with the business of the Company. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any capital stock of the Buyer.
(b)Such Principal Stockholder will not, for a period of two (2) years following the Closing Date (or, with respect to each Principal Stockholder, if longer, co-terminus with the non-solicitation provisions in the Principal Stockholder’s Employment Agreement) (computed by excluding from such computation any time during which such Principal Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.5(b)), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, (i) solicit or hire (or assist or encourage any other Person to solicit or hire), or otherwise interfere in any manner with any employee, advertiser or strategic partner of any of the Buyer, the Company, or any of the Buyer’s subsidiaries (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such Person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business. For purposes of this Section 6.5(b), a Person shall be deemed to be an employee, customer, advertiser or strategic partner of any Restricted Entity if any such relationship existed or exists at any time (A) during the thirty (30) days prior to the execution of this Agreement or (B) after the Closing Date and during the operation of this provision, and any such Person shall cease to have the applicable status one year after the termination of any such relationship.
(c)Such Principal Stockholder agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, the Buyer’s acquisition of the goodwill associated with the business of the Company. If a judicial or arbitral determination is made that any provision of this Section 6.5 constitutes an unreasonable or otherwise unenforceable restriction against a Principal Stockholder, then the provisions of this Section 6.5 shall be rendered void with respect to such Principal Stockholder only to the extent such judicial or arbitral determination finds such provisions to be unenforceable. In that regard, any judicial or arbitral authority construing this Section 6.5 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 6.5 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 6.5 is determined not to be specifically enforceable, the Buyer may be entitled to recover monetary damages as a result of the breach of such agreement.
(d)Such Principal Stockholder acknowledges that he has carefully read and considered the provisions of this Section 6.5. Such Principal Stockholder acknowledges that he has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 6.5. Such Principal Stockholder also acknowledges and understands that these restrictions are reasonably necessary to protect interests of the Buyer, including, without limitation, protection of the goodwill acquired, and such Principal Stockholder acknowledges that such restrictions will not prevent him from conducting businesses that are not included in the Restricted Business set forth in this Section 6.5 during the periods covered by the restrictive covenants set forth in this Section 6.5. Such Principal Stockholder also acknowledges that the Contemplated Transactions constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 6.5.
Section 6.6    Employee Matters.
(a)Employment agreements shall be executed at, and shall be a condition precedent for, Closing for each of William Momary Jr. and Allen Narcisse. Under their employment agreements, the respective forms of which are attached as Exhibit A-1 and Exhibit A-2 hereto, Messrs. Momary and Narcisse shall each be entitled to receive a base salary of $200,000 per year. The employment agreements shall have a three-year term and provide for other terms customary for employment arrangements of this type; the final terms of which will be mutually agreed upon by both the Buyer and each of Messrs. Momary and Narcisse. No rights to employment will exist unless and until such employment agreements are executed and delivered.
(b)The Buyer hereby agrees that it shall, or it shall cause the Company to, offer employment to each employee of the Company as of the Closing (each, an “Employee”) at substantially the same level of compensation and employee benefits (other than equity incentive arrangements) that were provided to each such Employee immediately prior to the Closing.
(c)Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the Buyer’s or the Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as long as the Buyer otherwise satisfies its obligations under this Section 6.6, (iii) is intended to confer upon any current or former employee (except for Messrs. Momary and Narcisse) any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 6.7    Tax Covenants.
(a)To the extent permitted under applicable Law, the Company shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.
(b)To the extent not filed prior hereto, the Stockholders’ Agent will prepare or cause to be prepared, in accordance with applicable Law and consistent with past practice of the Company, each Company Tax Return for each Pre-Closing Period. At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Stockholders’ Agent will deliver such Company Tax Return to the Buyer. No later than fifteen (15) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), Buyer may make reasonable changes and revisions to such Company Tax Return (provided that any changes do not require the Company to incur any additional tax obligations). The Stockholders’ Agent will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Period. At least three (3) days prior to the date on which a Company Tax Return (as reasonably revised by the Buyer) for a Pre-Closing Period is due (after taking into account any valid extension), the Stockholders will pay severally on a pro rata basis to the Buyer an amount equal to any Company Tax due with respect to such Company Tax Return, and the Buyer will file such Company Tax Return.
(c)Buyer will prepare and file each Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law. At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Buyer will deliver such Company Tax Return to the Stockholders’ Agent. No later than fifteen (15) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Stockholders’ Agent may make reasonable changes and revisions to such Company Tax Return. Buyer will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Company Tax Return (as reasonably revised by the Stockholders’ Agent) for a Straddle Period is due (after taking into account any valid extension), the Stockholders will pay severally on a pro rata basis to the Buyer an amount equal to the Company Tax on such Company Tax Return to the extent such Company Tax relates, as determined under Section 6.7(d), to the portion of such Straddle Period ending on and including the Closing Date.
(d)In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.
(e)Each party will promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, each party will make available to the other all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the applicable Stockholder will give to Buyer reasonable written notice and, to the extent Buyer so requests, such Stockholder will permit Buyer to take possession of all such information, records and documents. In addition, the parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return, and Buyer will have the right to control any such audit, action, suit, claim or proceeding. Nothing in this Section 6.7(e) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties. Each party will bear its own costs and expenses in complying with the provisions of this Section 6.7(e).
(f)Buyer and the Stockholders shall each be liable for and each shall pay when due fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. The party required by any legal requirement to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the other party shall promptly reimburse such party for any Transfer Taxes for which the other party is responsible upon receipt of notice that such Transfer Taxes are payable. The Principal Stockholders will be jointly and severally liable for the Stockholders’ portion of such Transfer Taxes and the Minority Stockholders will be severally liable therefor based upon the pro rata share of the Purchase Price to be received by each of the Minority Stockholders as set forth in Section 1.2(b) of the Company Disclosure Schedule. To the extent permitted by any applicable legal requirement, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.
(g)None of the Stockholders will make or request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless the Buyer, in its reasonable discretion, consents in writing thereto. The Buyer will not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return, unless Buyer is reimbursed for out-of-pocket costs incurred in preparing such Tax Return and Buyer determines in its reasonable discretion that neither the Buyer nor any of its subsidiaries will be adversely impacted by filing such Tax Return.

(h)Any Tax sharing or similar agreement with respect to or involving the Company will be terminated as of the Closing Date, without liability to any party, and will have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to the Company.
Section 6.8    Stockholders’ Agent.
(a)Each of the Stockholders (other than Scripps) hereby authorizes, directs and appoints William Momary Jr. (the “Stockholders’ Agent”) to act as sole and exclusive agent, attorney-in-fact and representative of such Stockholder with respect to all matters arising under, in connection with or relating to this Agreement or any of the other Transaction Documents, including, without limitation, (i) asserting, defending, prosecuting, litigating, arbitrating, negotiating, settling, releasing and resolving any matters, claims (including indemnification claims and claims for Losses), differences, disputes and controversies of any nature whatsoever under any of the Transaction Documents, (ii) entering into amendments of this Agreement and waivers of any of the provisions of this Agreement, (iii) determining, giving and receiving notices and processes under any of the Transaction Documents, (iv) performing the rights and duties expressly assigned to the Stockholders’ Agent hereunder and under the other Transaction Documents, (v) engaging and employing agents and Representatives on behalf of such Stockholders and the Stockholders’ Agent in connection with all such matters under any of the Transaction Documents, (vi) entering into agreements (including releases) on behalf of such Stockholders with respect to any of the foregoing, and (vii) taking all actions and incurring all expenses as the Stockholders’ Agent shall reasonably deem necessary or prudent in connection with any of the foregoing; all on such terms and in such manner as he deems appropriate in his sole and absolute discretion. Any such actions taken, exercises of rights, power or authority, and any decision, determination, waiver, amendment or agreement made by the Stockholders’ Agent consistent herewith, shall be absolutely and irrevocably binding on such Stockholder as if such Stockholder personally had taken such action, exercised such rights, power or authority or made such decision, determination, waiver, amendment or agreement in such Stockholder’s individual capacity, and no such Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by such Stockholder hereunder or under any of the other Transaction Documents or any such action which a Stockholder, at his or her election, has the right to take hereunder or under any of the other Transaction Documents, shall be taken only and exclusively by the Stockholders’ Agent and no Stockholder acting on his own shall be entitled to take any such action. The Stockholders’ Agent will, in a reasonably prompt manner, provide written notice to each such Stockholder of any action taken by the Stockholders’ Agent pursuant to the authority delegated under this Section.
(b)The appointment of the Stockholders’ Agent as such Stockholder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent such Stockholder with regard to any or all of the Transaction Documents. The appointment of the Stockholders’ Agent as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.

(c)The Stockholders’ Agent hereby accepts the foregoing appointment and agrees to serve in such capacity, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from such Stockholders of reasonable out-of-pocket expenses incurred by the Stockholders’ Agent in his capacity as such. Each such Stockholder hereby waives all actual or potential conflicts of interest arising out of the Stockholders’ Agent’s activities or authority as Stockholders’ Agent and his relationships with the Company or the Buyer (whether before or after the Closing), whether as an employee, consultant, agent, director, officer, stockholder or other Representative.
(d)Such Stockholders will severally indemnify and hold harmless the Stockholders’ Agent from and against any and all Losses arising out of actions taken or omitted to be taken pursuant to the provisions of this Section 6.8 and such other provisions of this Agreement as may be applicable (except in the case of the individual bad faith or willful misconduct of the Stockholders’ Agent), including the reasonable fees of attorneys, accountants and other advisors and all costs and expenses of investigation and defense of claims. The several liability of each such Stockholder under this Section 6.8(d) will equal the amount of such Losses multiplied by a fraction, the numerator of which shall be the aggregate Purchase Price to be received by such Stockholder as set forth in Section 1.2(b) of the Company Disclosure Schedule, and the denominator of which shall be the aggregate Purchase Price to be received by all of the Stockholders (including Scripps) (other than the Stockholders’ Agent) as set forth in Section 1.2(b) of the Company Disclosure Schedule.
(e)Notwithstanding anything to the contrary contained in this Agreement, the Stockholders’ Agent shall have no liabilities, duties or responsibilities to the Stockholders except those expressly set forth herein or in any of the other Transaction Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any such Stockholder shall otherwise exist against the Stockholders’ Agent. The Stockholders’ Agent shall not, by virtue of acting as Stockholders’ Agent or any of the actions taken in such capacity, be deemed to have assumed any liability or become responsible for any obligation of any such Stockholder to any Person.
(f)The Stockholders’ Agent may resign upon written notice to the Stockholders. In the event that the Person named in Section 6.8(a) is unable or unwilling to serve in such capacity under this Section 6.8 at any time, Allen Narcisse is hereby designated to serve as agent, attorney-in-fact and representative of each such Stockholder under this Section 6.8 in the place of the Person who is unable or unwilling to so serve. Such successor agent, attorney-in-fact and representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties under this Section 6.8 of the Person unable or unwilling to so serve. After any Person’s resignation or inability to serve under this Section 6.8, the provisions of this Section 6.8 shall continue to inure to his benefit as to any actions taken or omitted to be taken by him pursuant to the authority granted in this Section 6.8.
(g)Each of the Buyer and the Company (i) will be fully protected in relying upon and will be entitled to rely upon, and will have no liability to such Stockholders with respect to, agreements, actions, decisions and determinations of the Stockholders’ Agent in connection with this Agreement or any of the Transaction Documents, and (ii) will be entitled to assume that all agreements, actions, decisions and determinations of the Stockholders’ Agent in connection with this Agreement or any of the Transaction Documents are fully authorized by and binding upon all of such Stockholders.
(h)The Stockholders’ Agent shall not be liable to any of the Stockholders or any of their respective heirs, successors, assigns, personal representatives or Affiliates for any decisions made or actions taken or omitted to be taken by the Stockholders’ Agent, except in the case of bad faith or willful misconduct. The Stockholders’ Agent may consult with legal counsel of his own choice with respect to all such matters.
Section 6.9    Rule 144. The Buyer hereby agrees to maintain adequate current information about the Buyer and remain a reporting company during the Measuring Periods and for at least 12 months after the end of the last Measuring Period to afford the Stockholders the right to resale under Rule 144 (assuming all the other conditions are met), unless there is a Change of Control or if the Buyer’s Board of Directors, in the exercise of their good faith business judgment and fiduciary duties, determine otherwise.
Section 6.10    Company Location. The Buyer hereby agrees that substantially all of the Company’s executive operations will remain in the county of Los Angeles, California during the term of the Employment Agreements.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE
Section 7.1    Conditions to Each Party’s Obligations to Effect the Stock Purchase. The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:
(a)The Buyer, the Company and the Stockholders shall have timely obtained from each Governmental Entity all authorizations, approvals, licenses, permits, waivers and consents necessary for consummation of any of the Contemplated Transactions.
(b)There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining, making illegal or otherwise preventing or prohibiting consummation of any of the Contemplated Transactions, or imposing any limitation on the operation or conduct of the business of the Company after the Closing, and no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such Law.
(c)No action, suit or proceeding shall have been instituted or threatened against any of the parties hereto seeking to restrain, materially delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of any of the Contemplated Transactions.

Section 7.2    Conditions to the Obligations of Buyer. The obligations of the Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or part by the Buyer to the extent permitted by applicable Law:
(a)The representations and warranties of each of the Company and the Stockholders contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).
(b)Each of the Company and the Stockholders shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.
(c)Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(d)The Company and the Stockholders shall have delivered to the Buyer certificates, dated the date of the Closing, signed by an executive officer of the Company, by an executive officer of Scripps and by the Stockholders’ Agent, certifying as to the fulfillment of the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c).
(e)All of the Company Consents set forth in Section 7.2(e) of the Company Disclosure Schedule shall have been obtained.
(f)All proceedings of the Company and the Stockholders that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and its counsel shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified in a secretary’s certificate, as is customary in transactions such as this one.
(g)All stockholders agreements, voting agreements, registration rights agreements and similar agreements between or among the Company and the Stockholders, and all other agreements set forth in Section 7.2(g) of the Company Disclosure Schedule, shall have been terminated and shall cease to be of force or effect.
(h)The Company shall have delivered to the Buyer audited financial statements of the Company as of and for the year ended December 31, 2013, which statements are in compliance with SEC Regulation S-X and the General Rules and Regulations of the Securities Act, and the Buyer shall be satisfied, in its sole discretion, that the audited financial statements of the Company as of and for the year ended December 31, 2014 (as well as any audited “stub” financial statements for any interim 2015 quarterly period, if required) will be completed on or before 60 days following the Closing Date. Notwithstanding anything to the contrary contained herein, in the event the Closing does not take place, the Buyer shall pay up to $25,000 of the out-of-pocket costs incurred by the Company (or, if less, one-half of any such total costs) for any financial statement audits performed in connection with the Contemplated Transactions. The Buyer’s payment of auditing costs incurred by the Company shall be based on the terms and conditions set forth in the engagement agreement with the auditing firm, a copy of which has been provided to the Buyer.
Section 7.3    Conditions to the Obligations of the Company and the Stockholders. The respective obligations of the Company and the Stockholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Company, Scripps and the Stockholders’ Agent to the extent permitted by applicable Law:
(a)The representations and warranties of the Buyer contained herein qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).
(b)The Buyer shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.
(c)Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.
(d)The Buyer shall have delivered to the Stockholders’ Agent and Scripps a certificate, dated the Closing Date, signed by an executive officer of the Buyer, certifying as to the fulfillment of the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c).
(e)All of the Buyer Consents shall have been obtained.
(f)All proceedings of the Buyer that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to each of the Company and Scripps and its respective counsel, each of which shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified in a secretary’s certificate as is customary in transactions such as this one.
Section 7.4    Closing Deliveries. At Closing, the following documents will be delivered, or caused to be delivered, to the parties as set forth in each subsection:
(a)    The Buyer shall deliver to William Momary Jr. and Allen Narcisse his respective Employment Agreement.
(b)    Each of Messrs. Momary and Narcisse shall deliver to the Buyer his respective Employment Agreement.

ARTICLE VIII
TERMINATION
Section 8.1    Termination by Mutual Agreement. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing, by mutual written consent of the Buyer and the Company.
Section 8.2    Termination by either the Buyer or Company. This Agreement may be terminated and the Share Purchase may be abandoned at any time prior to the Closing by the Buyer or the Company if:
(a)the Closing shall not have been consummated within forty-five (45) days after the date hereof; or
(b)any Law permanently restraining, enjoining or otherwise prohibiting or preventing consummation of the Stock Purchase shall become final and non-appealable;
provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party (and in the case of the Company, including any Stockholder) that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Stock Purchase to be consummated.
Section 8.3    Termination by the Company. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing by the Company, if any representation of the Buyer contained in this Agreement shall have been inaccurate, or the Buyer shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 7.3(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Company to the Buyer thereof.
Section 8.4    Termination by the Buyer. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing by the Buyer, if any representation of any of the Company or the Stockholders contained in this Agreement shall have been inaccurate, or any of the Company or the Stockholders shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 7.2(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Buyer to the Company thereof; provided that, if the reason for the Buyer’s termination is due to the Company’s breach of Section 2.6(b) hereof, the Buyer shall provide written notice to the Company within three (3) Business Days after the Company informs the Buyer in writing that the Company’s 2014 total revenue is less than $7.5 million, or the Buyer shall be deemed to have waived any such closing condition under Section 7.2(a), and in the event of such termination the Company and all Stockholders shall be fully released from any further obligations pursuant to the Transaction Documents, except as provided in Section 8.5 below.

Section 8.5    Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Stock Purchase pursuant to this Article VIII, this Agreement (other than this Section 8.5, the second sentence of Section 5.2, Section 6.2, the second and third sentences of Section 7.2(h), and Article VIII) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement by such party.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Entire Agreement; Assignment.
(a)This Agreement (including the exhibits hereto, the Buyer Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.
(b)Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, by any of the Company or the Stockholders, on the one hand, or the Buyer, on the other hand, without the prior written consent of the other party(ies); provided, however, Scripps may assign its obligations by operation of law or upon a change of control. Any assignment in violation of the preceding sentence shall be void.
Section 9.2    Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile or email, provided that, in the case of facsimile, receipt is confirmed and, in the case of e-mail, the e-mail is not returned with an undeliverable, delayed or similar message, provided, further, that such notice must also be sent via one of the other methods set forth herein, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service, and in each case, addressed to a party at the following address for such party:

if to the Buyer, to:	IZEA, Inc.
480 N. Orlando Avenue, Suite 200
Winter Park, Florida 32789
Attention:    Mr. Edward H. (Ted) Murphy
President and Chief Executive Officer
Facsimile: (407) 264-8489
Email: ted@izea.com

with a copy (which shall

not constitute notice) to:	Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Spencer G. Feldman, Esq.
Facsimile: (212) 451-2222
Email: sfeldman@olshanlaw.com

if to either the Company

or any Stockholder, to:	Ebyline, Inc.
15260 Ventura Blvd., Suite 800
Sherman Oaks, California 91403
Attention:    Mr. William Momary Jr.
President and Chief Executive Officer
Facsimile: (661) 244-4417
Email: bill.momary@ebyline.com

with a copy (which shall

not constitute notice) to:	Innovation Capital Law Group, LLP
19800 MacArthur Blvd., Suite 270
Irvine, California 92612
Attention: Sam Wu, Esq.
Facsimile: (949) 954-8528
Email: swu@icaplaw.com

if to Scripps, to:	The E.W. Scripps Company
312 Walnut Street, Suite 2800
Cincinnati, Ohio 45202
Attention: William Appleton, Esq.
Facsimile: (513) 977-3997
Email: appleton@scripps.com

or to such other address, email address or facsimile number as the party to whom notice is given shall have previously furnished to the other parties in writing in the manner set forth above.
Section 9.3    Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without giving effect to the choice of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby. All actions, suits or proceedings arising out of or relating to this Agreement or any of the other Transaction Documents shall be heard and determined exclusively in any Florida state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Florida state or federal court located in Orange County, Florida for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.2. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
Section 9.4    Expenses. All fees and out-of-pocket expenses incurred by any of the Company or the Stockholders in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor, including the firms named in Section 2.20 hereof) will be paid by the Stockholders. If and to the extent such fees and out-of-pocket expenses are not so paid by the Stockholders, the Buyer shall have the right to offset on a pro rata basis any cash payments to them under Section 1.1 hereof for such amounts. All fees and out-of-pocket expenses incurred by the Buyer in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by the Buyer.
Section 9.5    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 9.6    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 9.7    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.8    Specific Performance. Notwithstanding Section 6.3(d)(xii), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.9    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Facsimile or .pdf signatures shall have the same force and effect as original signatures.
Section 9.10    Interpretation.
(a)The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns.
(b)The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.
(c)The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 9.11    Amendment and Modification; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Buyer, the Company, Scripps and the

Stockholders’ Agent. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 9.12    Legal. The Company has engaged Innovation Capital Law Group, LLP (“ICLG”) to represent it in connection with the preparation of this Agreement, and any other agreement required to be executed by it in connection with this Agreement. ICLG was not, and has not been engaged, to provide legal counsel to any Person other than the Company. Each Stockholder (a) approves ICLG’s representation of the Company in the preparation of this Agreement; (b) acknowledges that no legal counsel has been engaged by the Company to protect or otherwise represent the interests of any of the Stockholders, that ICLG has not been engaged by any Stockholder to protect or represent the interests of such Stockholder vis-à-vis the Company or any other Stockholders or in connection with the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Stockholders in connection with the preparation of this Agreement (with the consequence that a Stockholder’s interests may not be vigorously represented unless such Stockholder engages its own legal counsel); and (c) acknowledges further that such Stockholder has been afforded the full opportunity to engage and seek the advice of its own legal counsel before entering into this Agreement.
Section 9.13    Definitions. As used herein,
“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.
“Buyer Common Stock” has the meaning given to it in Section 1.1(b) hereof.
“Buyer Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of the Buyer to perform any of its obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.
“Change of Control” shall occur if any Person becomes the beneficial owner (as that concept is defined in Rule 13d-3 promulgated under the Exchange Act) of securities of a company or other entity possessing at least 51% of the voting power to direct the policies, conduct and business of such company or other entity.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Consents” means each of the consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications of or with each Governmental Entity or under or pursuant to each Contract listed in Section 2.5 of the Company Disclosure Schedule required to be made or obtained in connection with the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company.
“Company Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of the Company, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of the Company to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.
“Company Platform” means the Company’s Intellectual Property that publishers and freelancers use to create digital content and manage independent contractor agreements and payments for work.
“Company Products” means all products and services offered by the Company, including, without limitation, the following: (i) the Company Platform, (ii) the News Desk Service, (iii) any other products or services related to the Company’s Intellectual Property, (iv) any new versions, enhancements, upgrades, new releases, or other improvements or variations to any of the foregoing, whether developed before or after the Closing, and (v) any other products or services mutually agreed upon by the parties.
“Company Tax” means any Tax, if and to the extent that the Company is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.
“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of the Company or any Company Tax.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Stock Purchase.

“Content-Only Revenue” for each Measuring Period means the amount of gross revenue recognized in accordance with GAAP as consistently applied by the Company (provided, however, the calculation of gross revenue will include gross total billings and the revised recognition policies as described in Section 2.8 of the Company Disclosure Schedule) from the sale, license, use, service, maintenance, distribution or provision of Company Products, and any gross revenue from Content Opportunities, Enterprise Content Workflow or Company White Label Fees within the IZEAx platform. For purposes of this definition: “Content Opportunities” means revenue generated from the creation of content with the primary goal of such content to be personally used by brands, agencies and self-service customers without tying said content to distribution or amplification through the creator’s social media or other advertising channels. Content Opportunities will be a specific opportunity type within IZEAx. “Enterprise Content Workflow” means transactions within IZEAx that will replace the current core functionality of current Company Products. Enterprise Content Workflow is designed to service traditional publishers such as The E.W. Scripps Company and Tribune through the management of freelancers and projects. “Company White Label Fees” means revenue generated from license fees charged to any current Company customer for the white-label use of the IZEAx platform. It is expected that there will be cross-selling of content-only services by current Buyer team members and use of Content Opportunities by existing Buyer self-service customers. All Content-Only Revenue, regardless of who originates the sale, will be counted towards the Revenue Targets; however, no-cross selling or “add-ons" of social sponsorships, amplification or other IZEAx features will count towards the Revenue Targets.
“Contract” means any written contract, agreement, license, lease, instrument or note that creates a legally binding obligation.
“Current Assets” means cash and accounts receivable (less allowances for doubtful accounts), inventory (less reserves for obsolete or excess inventory), notes receivable, deposits and prepaid expenses, but excluding prepaid income and/or corporation taxes or VAT, deferred tax assets, the current portion of long-term notes receivable, and receivables from any Affiliate of the Company or from any director, employee, officer or Stockholder of the Company or any of their respective Affiliates (each such Person, a “Related Party”), determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Company Audited Financials.
“Current Liabilities” means accounts payable and accrued expenses (including commissions payable), customer prepayments and deferred revenue, but excluding income and/or corporation taxes or VAT payable or accrued, deferred tax liabilities, payables to any Affiliates or Related Parties that are outside of the ordinary course of business, or inconsistent with the prior payroll practices, of the Company, and the current portion of long-term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Company Audited Financials.

“Employment Agreements” means the Momary Employment Agreement and the Narcisse Employment Agreement.
“Encumbrance” means any lien, encumbrance, security interest, claim, charge, surety, mortgage, option, pledge, easement, limitation or restriction (including on any right to vote or Transfer any asset or security) of any nature whatsoever.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology.
“IZEAx” means the Buyer’s platform that connects content creators with brands.
“Knowledge” means the actual knowledge, after reasonable inquiry, of (i) in the case of the Company, each of the Principal Stockholders, (ii) in the case of a Stockholder, such Stockholder, and (ii) in the case of the Buyer, Edward H. (Ted) Murphy and LeAnn Hitchcock.
“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any Governmental Entity.
“Minority Stockholders” means the Stockholders other than William Momary Jr. and Allen Narcisse.

“Momary Employment Agreement” means the Employment Agreement between the Buyer and William Momary Jr. in the form mutually agreed upon by the Buyer and Mr. Momary on or prior to the date hereof.
“Narcisse Employment Agreement” means the Employment Agreement between the Buyer and Allen Narcisse in the form mutually agreed upon by the Buyer and Mr. Narcisse on or prior to the date hereof.
“News Desk Service” means client-managed content creation, where client engages the Company, for a fee per piece or per period, to fully manage the creation of original content, including managing and paying content creators, creating ideas, writing, filming, photo-taking, design and editing work.
“Officer” means each of the officers set forth on Section 2.19 of the Company Disclosure Schedule.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
“Pre-Closing Period” means any Tax period ending on or before the Closing Date.
“Post-Closing Period” means any Tax period beginning after the Closing Date.
“Principal Stockholders” means William Momary Jr. and Allen Narcisse.
“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.
“Restricted Area” means any geographical area in which a material amount of the business of the Company is conducted or pursued as of the Closing Date or at any time during the Restricted Period.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.
“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any

Governmental Entity or under applicable Law, together with any interest, penalties or any other additions or increases.
“Tax Return” means mean any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes.
“Transaction Documents” means this Agreement and the Employment Agreements.
“Transfer” means any sale, assignment, pledge, hypothecation or other disposition.
“Treasury Regulations” means the regulations promulgated under the Code.

[Signature page to Stock Purchase Agreement follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

IZEA, INC.

By:	/s/ Edward H. Murphy
	Name:	Edward H. (Ted) Murphy
	Title:	President and Chief Executive Officer

EBYLINE, INC.

By:	/s/ William Momary Jr.
	Name:	William Momary Jr.
	Title:	President and Chief Executive Officer

STOCKHOLDERS:

/s/ William Momary Jr.
William Momary Jr.

/s/ Allen Narcisse
Allen Narcisse

SCRIPPS MEDIA, INC.

By:	/s/ William Appleton
Name:	William Appleton
Title:	Senior Vice President and General Counsel

[Signature Page to Stock Purchase Agreement]

KAY CONSULTING LTD.

By:
Name:
Title:

/s/ Lance F. Sanders
Lance F. Sanders

/s/ Joseph Cilic
Joseph Cilic

/s/ Steven Press
Steven Press

/s/ Even Press
Even Press

/s/ Jennifer Press
Jennifer Press

/s/ John Dalmau
John Dalmau

/s/ Marly Dalmau
Marly Dalmau

/s/ Vinnie Batra
Vinnie Batra

/s/ Elayne Cilic
Elayne Cilic

[Signature Page to Stock Purchase Agreement]

/s/ John Dzaran
John Dzaran

/s/ Mercy Momary
Mercy Momary

/s/ Jason Zaharris
Jason Zaharris

/s/ Katie Zaharris
Katie Zaharris

/s/ Eduardo Hernandez
Eduardo Hernandez

GOLDSTAR INVESTMENTS

By:	/s/ Brandon Patin
Name:	Brandon Patin
Title:	President

Stan Wilson

/s/ Vijay Lala
Vijay Lala

/s/ Kaitlynn Russo
Kaitlynn Russo

[Signature Page to Stock Purchase Agreement]